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                      FIRST AMENDMENT OF RIGHTS AGREEMENT


        THIS AMENDMENT (the "Amendment") dated November 21, 2000, to the Rights Agreement (the "Rights Agreement") dated as of July 24, 1998 by and between Computer Network Technology Corporation, a Minnesota corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent").

                                  WITNESSETH:

        WHEREAS, the Company and the Rights Agent entered into the Rights Agreement; and

        WHEREAS, on November 20, 2000, the Board of Directors of the Company, in accordance with sections 27 and 28 of the Rights Agreement, determined it desirable and in the best interests of the Company and its shareholders to amend certain provisions of the Rights Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        1. AMENDMENT TO PARAGRAPH 7(B). Paragraph 7(b) of the Rights Agreement is hereby amended and restated as follows:

        "The Purchase Price for each one-one-thousandth of a Preferred Share purchasable pursuant to the exercise of a Right shall be $100, and shall be subject to adjustment from time to time as provided in section 11 or 13 hereof, and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

        2. AMENDMENT TO SECTION 7. Section 7 of the Rights Agreement is amended by adding the following new paragraph (g) to the end of such section:

                      "(g) The Company shall use its best efforts to (i) file, as soon as practicable following the earliest date after a Person becomes an Acquiring Person and after the consideration to be delivered by the Company upon exercise of the Rights has been determined in accordance with Section 11(a)(iii) hereof, a registration statement under the Act (as defined in subparagraph 13(c)(i)), with respect to the securities purchasable upon exercise of the Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and (iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act) until the earlier of (A) the date as of which the Rights are no longer exercisable for such securities, and (B) the date of the expiration of the Rights. The Company will also take such action as may be appropriate under, or to ensure compliance with, the securities or "blue sky" laws of the various states in connection with the exercisability of the Rights. The Company may temporarily suspend, for a period
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        of time not to exceed ninety (90) days after the date set forth in clause (i) of the first sentence of this section 7(g), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the exercisability of the Rights has been temporarily suspended, as well as a public announcement at such time as the suspension has been rescinded (with prompt written notice of each such announcement to be given to the Rights Agent). In addition, if the Company shall determine that a registration statement is required following the Distribution Date, the Company may temporarily suspend (with prompt written notice thereof to the Rights Agent) the exercisability of the Rights until such time as a registration statement has been declared effective. Notwithstanding any provision of this Agreement to the contrary, the Rights shall not be exercisable in any jurisdiction if the requisite qualification in such jurisdiction shall not have been obtained, the exercise thereof shall not be permitted under applicable law, or a registration statement shall not have been declared effective."

        3.     AMENDMENT TO SECTION 26. The address for the Company stated in section 26 of the Rights Agreement is hereby amended and restated to read as follows:

                    "Computer Network Technology Corporation
                      6000 Nathan Lane North
                      Plymouth, Minnesota 55442
                      Attention:  President"

        4. AMENDMENT TO EXHIBIT B. The first paragraph of Exhibit B of the Rights Agreement is hereby amended to replace the use of the purchase price of "$50" with "$100."

        5. AMENDMENT TO EXHIBIT C. The first paragraph of Exhibit C of the Rights Agreement is hereby amended to replace the use of the purchase price of "$50" with "$100."

        6. CONTINUING EFFECT. The Rights Agreement, except as amended hereby, shall be and remain in full force and effect.

        7. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. Signature pages delivered by facsimile shall be binding to the same extent as an original.


                           [Signatures On Next Page.]


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        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.


                                        COMPUTER NETWORK TECHNOLOGY
                                        CORPORATION


                                        By /s/ Gregory T. Barnum
                                           ----------------------------------
                                           Name:Gregory T. Barnum
                                           Title: Chief Financial Officer and
                                           Secretary


                                        CHASEMELLON SHAREHOLDER
                                        SERVICES, L.L.C.


                                        By /s/ Georg Drake
                                           ----------------------------------
                                           Name:Georg Drake
                                           Title: Assistant Vice President


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